Exhibit 11.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

Atomic Studios, Inc.

Manhattan Beach, California

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form I-A of our report dated October 25, 2019, with respect to the balance sheet of Atomic Studios, Inc. as of August 31, 2019 and the related statements of income, stockholders' equity and cash flows for the period from July 2, 201 9 (inception) to August 31, 201 9 and the related notes to the financial statements.

/s/ Dennis Duncan & Covington LLP

Dennis Duncan & Covington LLP

Los Angeles, California

March 10, 2020